The Parking REIT Closes $50 Million Credit Facility
with KeyBank National Association

LAS VEGAS, NEVADA (January 5, 2018) –The Parking REIT, Inc. ("The Parking REIT") announced today that it entered into a new $50 million senior secured revolving credit facility. The credit facility is comprised of a borrowing base revolving credit facility with a maturity date of January 3, 2021, subject to two one-year extensions, and a working capital revolving credit facility with a maturity date of January 4, 2019.
The credit facility contains an accordion feature that allows The Parking REIT, subject to certain conditions, to obtain up to $350 million in revolving or term loan commitments.
The new facility closed on Friday, December 29, 2017.  KeyBank National Association served as administrative agent and KeyBanc Capital Markets served as lead arranger.
"The entire team at The Parking REIT is looking forward to working with KeyBank as we expand our business," said Michael Shustek, president, chief executive officer and chairman of the board of The Parking REIT.

About The Parking REIT, Inc.

The Parking REIT, Inc. (formerly known as MVP REIT II, Inc.) is a publicly registered, non-listed REIT that invests primarily in parking lots and garages in the United States.  Its assets include 44 parking facilities located in 15 states.  The Parking REIT is managed by MVP Realty Advisors, LLC.  For more information, please visit TheParkingREIT.com.
Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although The Parking REIT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. The Parking REIT does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.